Exhibit G - Proposed Form of Notice



Allegheny Energy, Inc. et al.  (70-10100)

                  Allegheny Energy, Inc. ("Allegheny"), a registered holding company, and Allegheny Energy Supply Company, L.L.C. ("AE Supply"), a registered holding company and public utility company subsidiary of Allegheny (collectively "Applicants"), hereby file this Amendment pursuant to sections 6(a), 7 and 12 of the Public Utility Holding Company Act of 1935, as amended ("Act"), and Rules 46, 52 and 54 under the Act, seeking a release jurisdiction over certain financing authority to allow the Applicants to engage in routine financing through December 31, 2004. Specifically, Applicants collectively seek a release of jurisdiction over a total of $2.5 billion in short- and long-term debt securities and common stock previously approved by the Commission but that currently is subject to a reservation of jurisdiction. Applicants expect that a substantial amount of the proposed new debt securities would be used to repay current credit facilities. The new common stock would be used to pay down debt at Allegheny and/or AE Supply.